Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

610-695-3676

Media Contact:

Nathanial Jordan

610-695-3646

Malvern Bancorp, Inc. Reports First Fiscal Quarter Operating Results

PAOLI, PA., February 8, 2023 – Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2022. Net income amounted to $1.9 million, or $0.25 per fully diluted common share, compared with a net income of $2.0 million, or $0.27 per fully diluted common share, for the first fiscal quarter ended December 31, 2021. Annualized return on average assets (“ROAA”) was 0.75% for the quarter ended December 31, 2022, compared to 0.69% for the quarter ended December 31, 2021, and annualized return on average equity (“ROAE”) was 5.14% for the quarter ended December 31, 2022, compared with 5.61% for the quarter ended December 31, 2021.

On a non-GAAP basis, core net income, which excludes merger-related expenses related to the pending merger with First Bank N.J. (“First Bank”), as detailed in the non-GAAP section of this earnings release, was $2.3 million, or $0.30 per fully diluted common shares, for the three months ended December 31, 2022. There were no meaningful non-core income or expense items for the three months ended December 31, 2021. Management believes the core net income measure is important in evaluating the Company’s performance on a more comparable basis between periods.

“We are pleased with the start of fiscal year 2023, posting another quarter of solid earnings and strong core performance,” commented Anthony C. Weagley, President and Chief Executive Officer. “We look forward to the rest of the year as we work to complete our pending merger with First Bank and strive to deliver strong results”, continued Mr. Weagley.

Statement of Operations Highlights for the three months ended December 31, 2022

●

Net interest margin (“NIM”) increased 41 basis points to 3.19% for the quarter ended December 31, 2022, compared to 2.78% for the quarter ended December 31, 2021. The increase was primarily driven by an 84 basis point increase on the yield on loans.

●

Total interest expense increased $931,000, or 55.9%, to $2.6 million for the three months ended December 31, 2022, compared to $1.7 million for the three months ended December 31, 2021, which resulted primarily from an increase in average rate of interest-bearing liabilities.

●

Net interest income increased $596,000, or 8.3%, to $7.8 million for the three months ended December 31, 2022, compared to $7.2 million for the three months ended December 31, 2021, which resulted from an increase in the average rate of interest earning assets partially offset by an increase in average rate of interest-bearing liabilities.

●	The Company did not record a provision for loan losses during the three months ended December 31, 2022 and 2021.

Linked Quarter Financial Ratios
(unaudited)

As of or for the quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Return on average assets (1)	0.75%	1.01%	0.69%	0.18%	0.69%
Return on average equity (1)	5.14%	7.08%	5.06%	1.43%	5.61%
Net interest margin (1)	3.19%	3.26%	2.97%	2.81%	2.78%
Loans / deposits ratio	109.49%	103.19%	102.91%	94.57%	95.06%
Shareholders' equity / total assets	14.61%	14.02%	14.11%	13.11%	12.54%
Efficiency ratio (2)	69.9%	62.1%	70.0%	91.1%	66.3%
Book value per common share	$19.48	$19.18	$19.03	$18.95	$18.97

(1)   Annualized.
(2)   3/31/2022 quarter includes the impact of a valuation allowance adjustment related to a held-for-sale commercial real estate loan.

Linked Quarter Income Statement Data
(unaudited)
(in thousands, except share and per share data)

For the quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Net interest income	$7,754	$7,909	$7,293	$6,954	$7,158
Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	7,754	7,909	7,293	6,954	7,158
Other income	485	557	482	561	727
Other expense	5,762	5,254	5,439	6,845	5,228
Income before income tax expense	2,477	3,212	2,336	670	2,657
Income tax expense	569	634	502	148	640
Net income	$1,908	$2,578	$1,834	$522	$2,017
Earnings per common share
Basic	0.25	0.34	0.24	0.07	0.27
Diluted	0.25	0.34	0.24	0.07	0.27
Weighted average common shares outstanding
Basic	7,578,873	7,574,870	7,569,806	7,554,955	7,551,606
Diluted	7,580,788	7,581,105	7,574,266	7,556,194	7,553,208

Net Interest Income

Net interest income was $7.8 million for the quarter ended December 31, 2022, an increase of $596,000, or 8.3%, from $7.2 million for the quarter ended December 31, 2021. For the quarter ended December 31, 2022, NIM increased by 41 basis points to 3.19%, as compared to 2.78% for the quarter ended December 31, 2021. The increase in NIM during the three months ended December 31, 2022, compared to the same period in 2021 was primarily due to an improvement in rate related factors in interest earning assets which was partially offset by an increase in average rates in interest bearing liabilities by 59 basis points.

Interest Income

For the quarters ended December 31, 2022 and December 31, 2021, total interest income was $10.3 million and $8.8 million, respectively. Total interest income increased $1.5 million or 17.3% for the quarter ended December 31, 2022, compared to the quarter ended December 31, 2021, primarily due to rising interest rates resulting in additional interest income from net loans and investment securities partially offset by lower average loans.

Interest Expense

For the quarter ended December 31, 2022, interest expense increased by $931,000, or 55.9%, to $2.6 million, compared to $1.7 million for the quarter ended December 31, 2021. The increase in interest expense is attributable to higher interest rates on deposits and borrowings during the comparable period. Total average interest-bearing liabilities declined $159.1 million, or 16.4%, to $809.1 million, and the average rate on interest-bearing liabilities increased 59 basis points to 1.28%, compared to 0.69%, for the quarters ended December 31, 2022 and December 31, 2021, respectively.

Other Income

Other income decreased $242,000, or 33.3%, to $485,000 for the quarter ended December 31, 2022, compared to $727,000 for the quarter ended December 31, 2021. The decrease in other income was primarily due to a decrease in prepayment penalties and service charges of $277,000 for the quarter ended December 31, 2022 as compared to the quarter ended December 31, 2021.

Other Expense

Other expenses for the quarter ended December 31, 2022 increased $534,000, or 10.2%, to $5.8 million when compared to the quarter ended December 31, 2021. The increase was primarily due to an increase of $511,000 in merger related expenses for the three months ended December 31, 2022. These expenses primarily consisted of legal and professional fees.

Income Taxes

The Company recorded income tax expense of $569,000 during the quarter ended December 31, 2022, compared to income tax expense of $640,000 for the quarter ended December 31, 2021. The effective tax rates for the Company for the quarters ended December 31, 2022 and December 31, 2021 were 23.0% and 24.1%, respectively. The effective tax rate includes discrete tax items related to non-deductible merger-related expenses recognized in the first quarter of fiscal year 2023.

Statement of Financial Condition Highlights at December 31, 2022

●	Non-performing assets (“NPAs”) were 0.22% and 0.12% of total assets at December 31, 2022 and September 30, 2022, respectively.

●	Non-performing loans (“NPLs”) were 0.24% and 0.12% of total loans at December 31, 2022 and September 30, 2022, respectively.

●

Total assets were $1.0 billion at December 31, 2022, a decrease of $26.6 million, or 2.5%, compared to September 30, 2022. The decrease was primarily due to a $18.3 million decline in total cash and cash equivalents, a $5.1 million reduction in other assets and $3.0 million decline in loans driven by payoff and paydowns during the year.

●

Total liabilities were $869.1 million at December 31, 2022, a decrease of $28.9 million, or 3.2%, compared to September 30, 2022. The decrease was primarily due to a $48.0 million decline in total deposits, partially offset by an increase of $18.0 million in FHLB advances and other borrowings.

●	Book value per common share amounted to $19.48 at December 31, 2022, compared to $19.18 at September 30, 2022.

Linked Quarter Statement of Condition Data
(in thousands, unaudited)
At the quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Cash and due from depository institutions	$1,901	$4,677	$9,560	$49,674	104,568
Interest bearing deposits in depository institutions	33,106	48,590	30,199	72,349	30,336
Investment securities available for sale, at fair value	50,385	49,844	53,080	54,183	41,718
Equity securities	1,376	1,374	1,412	1,445	1,491
Investment securities held to maturity, at amortized cost	58,147	58,767	52,350	48,512	39,045
Restricted stock, at cost	7,060	7,104	6,027	6,462	6,294
Loans held-for-sale	13,232	13,780	13,863	13,244	13,616
Loans receivable, net of allowance for loan losses	798,862	801,854	805,957	799,310	858,203
Other real estate owned	259	259	4,763	4,961	4,961
Accrued interest receivable	4,675	4,252	3,671	3,478	3,394
Property and equipment, net	5,134	5,231	5,365	5,486	5,635
Deferred income taxes, net	3,649	3,722	3,975	3,632	3,461
Bank-owned life insurance	26,407	26,233	26,063	25,896	26,224
Other assets	13,599	18,673	13,268	14,964	14,254
Total assets	$1,017,792	$1,044,360	$1,029,553	$1,103,596	$1,153,200
Deposits	$737,422	$785,323	$791,694	$854,437	$912,688
FHLB advances	80,000	80,000	60,000	60,000	60,000
Other borrowings	18,000	-	-	-	-
Subordinated debt	25,000	25,000	25,000	25,000	24,974
Other liabilities	8,635	7,592	7,569	19,609	10,981
Shareholders’ equity	148,735	146,445	145,290	144,550	144,557
Total liabilities and shareholders’ equity	$1,017,792	$1,044,360	$1,029,553	$1,103,596	$1,153,200

Condensed Consolidated
Average Statement of Condition
(in thousands, unaudited)

For the quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Investment securities	$116,982	$116,004	$113,539	$97,697	$82,126
Interest-bearing cash accounts	30,650	26,581	48,161	36,452	32,775
Loans, net of allowance for loan losses	815,240	817,938	811,829	846,420	899,430
All other assets	59,824	62,134	93,481	148,374	163,117
Total assets	$1,022,696	$1,022,657	$1,067,010	$1,128,943	$1,177,448
Non-interest-bearing deposits	$56,755	$57,195	$57,479	$54,501	$54,092
Interest-bearing deposits	703,280	718,760	767,843	829,050	876,269
FHLB advances	80,000	67,174	60,000	60,000	66,847
Other short-term borrowings	837	1,087	-	-	120
Subordinated debt	25,000	25,000	25,000	24,990	24,952
Other liabilities	8,460	7,763	11,658	14,250	11,408
Shareholders’ equity	148,364	145,678	145,030	146,152	143,760
Total liabilities and shareholders’ equity	$1,022,696	$1,022,657	$1,067,010	$1,128,943	$1,177,448

Deposits

Total deposits decreased $47.9 million, or 6.1%, from $785.3 million at September 30, 2022 to $737.4 million at December 31, 2022. The decrease in deposits was primarily related to a reduction of $28.8 million in money market deposits and $7.2 million in interest-bearing demand deposits, $7.0 million decline in non-interest-bearing deposits and a decrease of $3.4 million in time deposits. Non-interest-bearing core deposits; interest-bearing core deposits, savings and money market; and time deposits represent approximately 7%, 73%, and 20%, respectively, of total deposits as of December 31, 2022.

The Company continues to focus on the maintenance and development of its deposit base to align with its funding requirements and liquidity needs, but with an emphasis on serving the needs of its communities to provide a long-term relationship base to efficiently compete for and retain deposits in its market.

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Demand:
Non-interest-bearing	$51,066	$58,014	$56,731	$54,712	$60,320
Interest-bearing	233,635	240,819	270,532	302,468	335,411
Savings	53,655	55,288	54,184	54,074	56,342
Money market	250,936	279,699	301,165	328,324	346,023
Time	148,130	151,503	109,082	114,859	114,592
Total deposits	$737,422	$785,323	$791,694	$854,437	$912,688

Loans

Total net loans amounted to $798.9 million at December 31, 2022, compared to $801.9 million at September 30, 2022, resulting in a net decrease of $3.0 million, or 0.4%, for the period, driven by loan payoffs and paydowns during the period, primarily in the construction and development and commercial loan categories. Loans held-for-sale amounted to $13.2 million at December 31, 2022, compared to $13.8 million at September 30, 2022.

At December 31, 2022, gross loans remained weighted toward two primary components: the commercial and core residential portfolios, with commercial loans accounting for 72.9% and single-family residential real estate loans accounting for 21.8% of the gross loan portfolio at such date. Construction and development loans amounted to 2.9% and consumer loans represented 2.4% of the gross loan portfolio at such date.

The following table reflects the Company’s loan portfolio composition, excluding loans held-for-sale.

(in thousands, unaudited)
At quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Residential mortgage	$176,207	$175,957	$176,499	$177,669	$187,516
Construction and Development:
Residential and commercial	22,871	24,362	20,459	25,558	56,876
Land	545	550	2,054	4,603	2,138
Total construction and development	23,416	24,912	22,513	30,161	59,014
Commercial:
Commercial real estate	408,671	406,914	407,783	400,974	416,248
Farmland	11,435	11,506	15,348	15,624	15,582
Multi-family	50,004	55,295	54,879	54,788	54,448
Commercial and industrial	105,345	102,703	104,504	101,354	106,493
Other	13,192	13,356	13,955	7,978	7,433
Total commercial	588,647	589,774	596,469	580,718	600,204
Consumer:
Home equity lines of credit	12,849	13,233	12,432	12,283	13,174
Second mortgages	4,024	4,395	4,605	4,969	5,384
Other	2,252	2,136	2,182	2,237	2,282
Total consumer	19,125	19,764	19,219	19,489	20,840
Total loans	807,395	810,407	814,700	808,037	867,574
Deferred loan costs, net	566	537	566	574	667
Allowance for loan losses	(9,099)	(9,090)	(9,309)	(9,301)	(10,037)
Loans Receivable, net	$798,862	$801,854	$805,957	$799,310	$858,204

At December 31, 2022, the Company had $131.4 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

At December 31, 2022, NPAs, consisting of non-accrual loans, loans 90 days past due and still accruing and other real estate owned (“OREO”) totaled $2.2 million, or 0.22% of total assets, as compared with $6.8 million, or 0.59% of total assets, at December 31, 2021. The decrease in NPAs is primarily due to a decrease in OREO of $4.7 million. The decrease in OREO was attributed to a sale of OREO reported previously in the third fiscal quarter of 2022. During the current quarter ended December 31, 2022, a new commercial and industrial loan totaling $259,000 was transferred to OREO.

Non-accrual loans totaled $1.3 million at December 31, 2022, and $753,000 at September 30, 2022. The increase in non-accrual loans was attributable to two new residential loan with a combined carrying value of $573,000 being classified as non-accrual.

Troubled debt restructured (“TDR”) loans were $10.9 million at December 31, 2022, and $6.1 million at September 30, 2022. The increase is primarily related to one new $4.8 million commercial and industrial loan that was modified during the period. The loan is currently performing under its modified terms.

The following table reflects the composition of the Company’s NPAs and other asset quality data as of the dates indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Non-accrual loans	$1,277	$753	$1,075	$1,101	$1,790
Loans 90 days or more past due and still accruing	675	243	401	3	-
Total non-performing loans	1,952	996	1,476	1,104	1,790
OREO	259	259	4,763	4,961	4,961
Total NPAs	$2,211	$1,255	$6,239	$6,065	$6,751

NPAs / total assets	0.22%	0.12%	0.61%	0.55%	0.59%
Non-performing loans / total loans	0.24%	0.12%	0.18%	0.14%	0.21%
Net charge-offs	$-	$215	$(8)	$736	$1,436
Net charge-offs /average loans(1)	0.00%	0.11%	0.00%	0.35%	0.63%
Allowance for loan losses / total loans	1.13%	1.12%	1.14%	1.15%	1.16%
Allowance for loan losses / non-performing loans	466.2%	912.7%	630.7%	842.5%	560.7%

Total assets	$1,017,792	$1,044,360	$1,029,553	$1,103,596	$1,153,200
Total gross loans	807,395	810,407	814,700	808,037	867,574
Average net loans	815,240	817,938	811,829	846,420	899,430
Allowance for loan losses	9,099	9,090	9,309	9,301	10,037

(1)	Annualized.

The allowance for loan losses amounted to $9.1 million for both periods ending December 31, 2022 and September 30, 2022. The allowance to total gross loans was 1.13% at December 31, 2022, compared to 1.12% of total gross loans at September 30, 2022. The Company did not record a provision for loan losses for the quarter ended December 31, 2022 or September 30, 2022.

Capital

At December 31, 2022, the Company’s total shareholders’ equity amounted to $148.7 million, or 14.6% of total assets, compared to $146.4 million, or 14.0% of total assets at September 30, 2022, which continues to exceed all regulatory capital requirements. At December 31, 2022, the Bank’s common equity Tier 1 capital ratio was 19.69%, Tier 1 leverage ratio was 16.53%, Tier 1 risk-based capital ratio was 19.69% and the total risk-based capital ratio was 20.77%. At September 30, 2022, the Bank’s common equity Tier 1 capital ratio was 19.27%, Tier 1 leverage ratio was 16.30%, Tier 1 risk-based capital ratio was 19.27% and the total risk-based capital ratio was 20.34%.

Non-GAAP Financial Measures

The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income, including non-core income and expense items is presented in the table below.

(dollars in thousands except per share data)
For the quarter ended	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Net income as reported under GAAP	$1,908	$2,578	$1,834	$522	$2,017
Less: Non-core items, net of tax (1)	394	-	-	-	-
Core net income non-GAAP	2,302	2,578	1,834	522	2,017

Earnings per common share	$0.30	$0.34	$0.24	$0.07	$0.27

Weighted diluted average common shares outstanding	7,580,788	7,581,105	7,574,266	7,556,194	7,553,208

(1)      Non-core items for the quarter ended December 31, 2022, include expenses, net of related tax benefits of $117,000, related to the previously announced pending merger of the Company with and into First Bank.

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Other expense as reported under GAAP	$5,762	$5,254	$5,439	$6,845	$5,228
Less: Non-core items(1)	(511)	-	-	-	-
Other expense, excluding non-core items, non-GAAP	5,251	5,254	5,439	6,845	5,228

Net interest income (2)	7,754	7,909	7,293	6,954	7,158
Other income	485	557	482	561	727
Total	$8,239	$8,466	$7,775	$7,515	$7,885

Efficiency ratio, non-GAAP	63.7%	62.1%	70.0%	91.1%	66.3%
(1) Non-core items for the quarter ended December 31, 2022, include expenses related to the previously announced pending merger of the Company with and into First Bank.
(2) No tax equivalent adjustments have been made as the amounts are not meaningful.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association (“Malvern Bank”), an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. Malvern Bank also maintains a representative office in Allentown, Pennsylvania.  Malvern Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

Malvern Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For further information regarding Malvern Bank, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, the Company’s pending merger with First Bank, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the ability of the Company and First Bank to obtain regulatory approvals and meet other closing conditions to the pending merger, including approval by First Bank’s and the Company’s shareholders, on the expected terms and schedule, as well as any delay or related problems with respect to closing the pending merger, the effects of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by the Company; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; regulatory or judicial proceedings or unknown outcomes in such proceedings; the impact of any change in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report Filed on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, it is difficult to predict the full impact of COVID-19 including the outbreak of its variants on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus and its variants can be controlled completely and the effects on general economic conditions. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; the economy , and particularly commercial real estate markets may be affected; there may be high levels of unemployment , loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; if the economy is unable to continue to remain open, and there are high levels of unemployment for extended periods of time, loan delinquencies, problem assets, and foreclosures may increase resulting in increased charges and reduced income; collateral for loans, especially commercial real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; due to fluctuation in interest rates, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2022	September 30, 2022
(in thousands, except for share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$1,901	$4,677
Interest bearing deposits in depository institutions	33,106	48,590
Total cash and cash equivalents	35,007	53,267
Investment securities available for sale, at fair value	50,385	49,844
Equity securities, at fair value	1,376	1,374
Investment securities held to maturity, at amortizing cost	58,147	58,767
Restricted stock, at cost	7,060	7,104
Loans held-for-sale	13,232	13,780
Loans receivable, net of allowance for loan losses	798,862	801,854
Other real estate owned	259	259
Accrued interest receivable	4,675	4,252
Property and equipment, net	5,134	5,231
Deferred income taxes, net	3,649	3,722
Bank-owned life insurance	26,407	26,233
Other assets	13,599	18,673
Total assets	$1,017,792	$1,044,360
LIABILITIES
Deposits:
Non-interest bearing	$51,066	$58,014
Interest-bearing	686,356	727,309
Total deposits	737,422	785,323
FHLB advances	80,000	80,000
Other borrowings	18,000	—
Subordinated debt	25,000	25,000
Advances from borrowers for taxes and insurance	1,510	1,002
Accrued interest payable	1,068	543
Other liabilities	6,057	6,047
Total liabilities	869,057	897,915
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,831,102 and 7,636,586 issued and outstanding, respectively, at December 31, 2022 and 7,828,344 and 7,633,828 issued and outstanding, respectively, at September 30, 2022	76	76
Additional paid in capital	85,988	85,917
Retained earnings	69,155	67,247
Unearned Employee Stock Ownership Plan (ESOP) shares	(718)	(756)
Accumulated other comprehensive loss	(2,903)	(3,176)
Treasury stock, at cost: 194,516 shares at December 31, 2022 and September 30, 2022	(2,863)	(2,863)
Total shareholders’ equity	148,735	146,445
Total liabilities and shareholders’ equity	$1,017,792	$1,044,360

MALVERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except for share data)	2022	2021
(unaudited)
Interest and Dividend Income
Loans, including fees	$9,150	$8,228
Investment securities, taxable	669	455
Investment securities, tax-exempt	151	36
Dividends, restricted stock	113	91
Interest-bearing deposits	267	13
Total Interest and Dividend Income	10,350	8,823
Interest Expense
Deposits	1,830	1,045
Short-term borrowings	9	-
Long-term borrowings	327	237
Subordinated debt	430	383
Total Interest Expense	2,596	1,665
Net interest income	7,754	7,158
Provision for Loan Losses	-	-
Net Interest Income after Provision for Loan Losses	7,754	7,158
Other Income
Service charges and other fees	177	454
Rental income	49	52
Net gains on sale of loans	8	52
Earnings on bank-owned life insurance	173	169
Other real estate owned income, net	78	-
Total Other Income	485	727
Other Expense
Salaries and employee benefits	2,582	2,295
Occupancy expense	537	515
Federal deposit insurance premium	64	76
Advertising	32	32
Data processing	275	320
Professional fees	763	1,055
Pennsylvania shares tax	127	170
Merger related expense	511	-
Other operating expenses	871	765
Total Other Expense	5,762	5,228
Income before income tax expense	2,477	2,657
Income tax expense	569	640
Net Income	$1,908	$2,017
Earnings per common share
Basic	$0.25	$0.27
Diluted	$0.25	$0.27
Weighted Average Common Shares Outstanding
Basic	7,578,873	7,551,606
Diluted	7,580,788	7,553,208

MALVERN BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	At or for the three months ended
(in thousands, except for share data) (annualized where applicable)	12/31/2022	9/30/2022	12/31/2021
(unaudited)
Statements of Operations Data
Interest income	$10,350	$9,315	$8,823
Interest expense	2,596	1,406	1,665
Net interest income	7,754	7,909	7,158
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	7,754	7,909	7,158
Other income	485	557	727
Other expense	5,762	5,254	5,228
Income before income tax expense	2,477	3,212	2,657
Income tax expense	569	634	640
Net income	$1,908	$2,578	$2,017
Earnings (per Common Share)
Basic	$0.25	$0.34	$0.27
Diluted	$0.25	$0.34	$0.27
Statements of Financial Condition Data (Period-End)
Equity securities	$1,376	$1,374	$1,491
Investment securities available for sale, at fair value	50,385	49,844	41,718
Investment securities held to maturity	58,147	58,767	39,045
Loans held-for-sale	13,232	13,780	13,616
Loans, net of allowance for loan losses	798,862	801,854	858,204
Total assets	1,017,792	1,044,360	1,153,200
Deposits	737,422	785,323	912,688
FHLB advances	80,000	80,000	60,000
Other Borrowings	18,000	-	-
Subordinated debt	25,000	25,000	24,974
Shareholders' equity	148,735	146,445	144,577
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,578,873	7,574,870	7,551,606
Diluted	7,580,788	7,581,105	7,553,208
Operating Ratios
Return on average assets	0.75%	1.01%	0.69%
Return on average equity	5.14%	7.08%	5.61%
Average equity / average assets	14.51%	14.25%	12.21%
Book value per common share (period-end)	$19.48	$19.18	$18.97
Non-Financial Information (Period-End)
Common shareholders of record	367	369	376
Full-time equivalent staff	76	77	79